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                                                                 EXHIBIT 99.1




                                        CONTACT:  MEDIA:
                                                  RONALD S. ZIEMBA
                                                  203-969-0666 EXT. 405
                                                  RON.ZIEMBA@HEXCEL.COM

                                                  INVESTORS:
                                                  STEPHEN C. FORSYTH
                                                  203-969-0666 EXT. 425
                                                  STEPHEN.FORSYTH@HEXCEL.COM



                ACQUISITION ESTABLISHES HEXCEL AS MATERIALS SUPPLIER


                  TO ELECTRONICS AND TELECOMMUNICATIONS INDUSTRIES



                PURCHASE OF CERTAIN CLARK-SCHWEBEL ASSETS COMPLETED



STAMFORD, CT, September 16, 1998 -- Hexcel Corporation (NYSE/PCX: HXL) announced today that it had completed its previously announced acquisition of certain assets of Clark-Schwebel, Inc. Hexcel said the acquisition positions the company as a global leader in supplying high-quality materials for the electronics and telecommunications industries.


Assets acquired to date include Clark-Schwebel's wholly owned US operations as well as Clark-Schwebel's interests in two joint ventures, Asahi-Schwebel Co.,
Ltd. and Clark-Schwebel Tech-Fab.   Hexcel's acquisition of Clark-Schwebel's
interest in CS-Interglas AG is pending European regulatory approval and is expected to close in the fourth quarter.

The purchase price for the entire transaction, including the wholly owned US operations and the three joint venture interests, is $463 million. In addition, Hexcel will lease $50 million of property, plant and equipment under a long term lease with purchase options.

Clark-Schwebel is the world's sales and technology leader in the production of high-quality glass fiber fabrics used to make printed circuit boards for electronics and telecommunications equipment such as computers, cellular telephones, televisions and automotive components. Clark-Schwebel fabrics are also used in reinforced composite materials, ballistic protection and other applications that demand the strength, chemical resistance and other high-performance capabilities of glass and other specialty fibers.


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"This is an important strategic transaction for Hexcel," said John J. Lee, the company's chairman and chief executive officer. "It establishes Hexcel as a leading global supplier to the electronics and telecommunications industries, both of which have strong long term growth potential. This will be an excellent complement to Hexcel's existing leadership positions in commercial aerospace, space and defense. On a pro forma basis, the acquisition increases our non-commercial-aerospace sales to about 50% of total sales, from about 35% currently."

Mr. Lee added, "The acquisition also globalizes our fabrics operations, which now will have worldwide leadership positions in glass, carbon and Kevlar
reinforcement fabrics.   Now that the transaction is closed, our objective is to
build a single, global business that combines the best of Hexcel's and Clark-Schwebel's capabilities."

Clark-Schwebel has about 1,300 full-time employees and operates manufacturing facilities in Anderson, SC; Washington, GA; Cleveland, GA; and Statesville, NC. In 1997 Clark-Schwebel's wholly owned operations in the United States had $240 million of sales and $49 million of EBITDA. In addition, Clark-Schwebel's Asahi-Schwebel and CS Tech-Fab joint ventures had about $173 million in combined 1997 sales. The company's CS-Interglas joint venture had about $155 million in sales in 1997.

With its existing operations in Lyon, France and Sequin, TX, Hexcel is the world's largest producer of carbon fiber reinforcement fabrics. In addition, Hexcel has attractive niche positions in fiberglass and other specialty fabrics. These products are used for a range of aerospace, electronic, decorative and other applications.

The acquisition was funded by borrowings under a new $910 million global credit facility arranged by Credit Suisse First Boston. The new credit facility was also used to refinance Hexcel's existing bank debt. Donaldson, Lufkin & Jenrette served as Hexcel's financial advisor for the transaction.

Hexcel Corporation is the world's leading advanced structural materials company. It manufactures lightweight, high performance carbon fibers, structural fabrics, composite materials and engineered products for use in commercial aerospace, space and defense, recreation and general industrial applications. Hexcel's 1997 revenues were $937 million.

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DISCLAIMER ON FORWARD LOOKING STATEMENTS
This news release contains statements that are forward looking, including statements relating to strategic acquisitions, diversification, sales, growth prospects, medium term goals, production efficiencies and costs, profitability, regulatory approvals and other subjects. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances. Accordingly, individuals should not place undue reliance on such statements.
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